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                                                                   Exhibit 10.35

                                  [LETTERHEAD]


                             April 30, 1999 (Revised)

MSI/Eagle
P.O. Box 638
Mansfield, TX 76063

Attn: Gary Howard

Re: Letter dated April 12, 1999



Confirming our meeting April 16, 1999 we agreed on the following:

1.  MSI/Eagle would adopt all JEH/Eagle policies, procedures and benefits.

2. MSI/Eagle-Health Insurance Benefit package would be the same as JEH/ESI effective July 1, 1999 or as mutually agreed-but no later than January 1, 2000. JEH/ESI benefit package only pays for 60% of the employee's premium. There may be different options for Gary Howard and Mike Ward.

3. MSI/Eagle-Retirement package effectively terminated October 1998. MSI/Eagle employees can participate in the ESI and JEH/ESI 401K plan as all other employees and on an identical basis starting July 1, 1999. Gary Howard and Mike Ward may be subject to different options.

4.  Payroll for MSI/Eagle would become part of JEH/ESI effective June 1, 1999.

5. Labor grade classifications and pay scales for JEH/ESI and MSI/Eagle would be standardized. Pay increases for MSI/Eagle employees would be made effective June 1, 1999 commensurate with the labor grade or job description.

6.  Computer integration would be effective June 1, 1999.

7.  Branch and Corporate merger would start May 1, 1999.

8. Insurances other than Health for MSI/Eagle would remain in place until their expiration date and then they would be merged into JEH/ESI.

9. JEH/ESI and MSI/Eagle logos would be displayed on all signage until well into the future.


      PO Box 463 - Mansfield TX 76063 - 800-365-9462 - FAX 817-483-9861


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10. Specific branch integration and mergers would be as agreed between J.E.
    Helzer and G. Howard.

11. MSI/Eagle's line of credit would be transferred to JEH/ESI June 1, 1999.

12. Bank accounts would be reconciled and merged as of June 1, 1999.

13. Specific relocation and assignment of personnel would be accomplished on an agreed basis.

14. G. Howard would become Sr. Vice President of Operations of all Texas Branches and Masonry sales. Ken Alexander will be Vice President of Sales for Roofing, Drywall and Siding sales.

15. All branches would remain open on Saturday mornings.

16. Gary Howard's earn out will be based on:

    a. Actual Masonry Sales as accumulated by documentation type in the computer.
    b. Actual Masonry Gross Profits as accumulated by the computer.
    c. S G & A calculated @
       22.5% for FY 2000
       22.3% for FY 2001
       22.1% for FY 2002
       21.9% for FY 2003

The earn out basis would be previously agreed only calculated on the above criteria to yield the pre-tax profit and thence the formula of 25% over 2M and 35% over 2.75M. The EBITA number is no longer a factor for FY 2000 thru FY 2003.

17. FY 1999 earn out will be based on eleven (11) month actuals, and annualized. Then the earn out will be calculated on EBITA.

18. Gary Howard would be pre-paid 60,000 shares with a value of $5.00 per share. However, 40,000 shares of the pre-payment would be deducted at the end of each FY at a rate of 10,000 shares ($50,000.00 per year $5.00 per share) of stock for the next four years starting FY 2000. The remaining earn out (if earned) would be paid 40% in stock based on a value of $5.00 per share and 60% in cash. Payment would be made 30 days after completion of the audit report.

19. Additionally, G. Howard would receive a bonus of .75% of 1% of EBITAD of all Texas branches starting with Fiscal Year 2000.


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20. The original Purchase Agreement between TDA and MSI will be amended to reflect these agreed changes relative to the earnout.



Regards,

/s/J.E. Helzer
---------------
J.E. Helzer
President



Agreed:

/s/Gary Howard           4-30-99
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Signature                  Date







cc: Fred Friedman
    Doug Fields
    Steve Skrotsky